THE AMERICAN FUNDS TAX-EXEMPT SERIES II

Establishment and Designation of Additional Class
of Shares of Beneficial Interest Without Par Value
(the “Instrument”)

The undersigned, being a majority of the Trustees of The American Funds Tax-Exempt Series II (the “Trust”), a Massachusetts business trust, which has a single series, The Tax-Exempt Fund of California (the "Fund"),, acting pursuant to Section 6.1 of the Trust’s Declaration of Trust dated May 30, 1986, as amended and restated on October 15, 1986 (the “Declaration of Trust”), hereby further divide and classify the authorized and unissued shares of beneficial interest (together with the shares of beneficial interest without par value, now outstanding, the “Shares”) into the one additional class of Shares designated below in paragraph 1 (each such class, including the five Share classes previously designated by instruments signed by a majority of the Trustees, is referred to as a “Class” and, collectively, the “Classes”).  In addition, the Trustees of the Trust hereby amend the name of the previously designated Class F Shares to be Class F-1 Shares, and all references in the Declaration of Trust to Class F Shares shall henceforth be reference to Class F-1 Shares.  Each Class (including all currently issued and outstanding shares previously designated as Class A Shares, Class B Shares, Class C Shares, Class F-1 Shares, and Class R-5 Shares) shall be unlimited in number and have the special and relative rights specified in this Instrument:

1.           The additional Class shall be designated as Class F-2.

2.           Each Share of each Class of the Trust shall represent a pro rata beneficial interest in the assets attributable to its Class, and shall be entitled to receive its pro rata share of net assets attributable to that Class of Shares of the Trust upon liquidation of the Trust, all as provided in or not inconsistent with the Declaration of Trust.  Unless otherwise provided in this Instrument, each Share shall have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust.

3.           Upon the effective date of this Instrument:

a.           Each Share of each Class of the Trust shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters which those Shares (or Class of Shares) shall be entitled to vote.  Shareholders of the Trust shall vote together on any matter, except to the extent otherwise required by the Investment Company Act of 1940 (the “Investment Company Act”), and the rules thereunder, in which case only the Shareholders of that Class or those Classes shall be entitled to vote thereon;

b.           Each Class of Shares of the Trust may be issued and sold subject to different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as may be established from time to time by the Trustees of the Trust in accordance with the Investment Company Act and applicable rules and regulations of self-regulatory organizations and as shall be set forth in the applicable prospectus for the Shares;

c.           Liabilities, expenses, costs, charges or reserves that should be properly allocated to the Shares of a particular Class of the Trust may, pursuant to a Plan adopted by the Trustees to conform with Rule 18f-3 under the Investment Company Act, or a similar rule, provision, interpretation or order under the Investment Company Act, be charged to and borne solely by that Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes; and

d.           Subject to provisions of the Declaration of Trust pertaining to exchange rights of Class B and Class C Shares, each Class of Shares of the Trust may have such different exchange rights as the Trustees shall determine in compliance with the Investment Company Act.

4.           The Trustees (including any successor Trustees) of the Trust shall have the right at any time and from time to time to reallocate assets, liabilities and expenses or to change the designation of any Class now or hereafter created, or to otherwise change the special and relative rights of any Class, provided that no change shall adversely affect the rights of Shareholders of such Class.

Except as otherwise provided in this Instrument, the foregoing shall be effective as of the date set orth below.

/s/ Richard G. Capen, Jr.
Richard G. Capen, Jr., as Trustee

/s/ H. Frederick Christie
H. Frederick Christie, as Trustee

/s/ James G. Ellis
James G. Ellis, as Trustee

/s/ Martin Fenton
Martin Fenton, as Trustee

/s/ Leonard R. Fuller
Leonard R. Fuller, as Trustee

/s/ Abner D. Goldstine
Abner D. Goldstine, as Trustee

/s/ Paul G. Haaga, Jr.
Paul G. Haaga, Jr., as Trustee

/s/ R. Clark Hooper
R. Clark Hooper, as Trustee

/s/ Richard G. Newman
Richard G. Newman, as Trustee

/s/ Frank M. Sanchez
Frank M. Sanchez, as Trustee

/s/ Steadman Upham
Steadman Upham, as Trustee

Dated: June 16, 2008